 Exhibit 21.1

SUBSIDIAIRES OF JIANA SCIENCE AND TECHNOLOGY CO., LTD.

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
JIANA International Consulting Co., Ltd. 嘉纳国际咨询有限公司	British Virgin Island	September 3, 2018	100%
Hong Kong JIANA Investment Co., Ltd. 香港嘉納投资有限公司	Hong Kong, People’s Republic of China	December 12, 2018	100%
JIANA (Shenzhen) Development Co., Ltd. 嘉纳(深圳)发展科技有限公司	People’s Republic of China	March 18, 2019	100%

Consolidated Variable Interest Entity (“VIE”)	Place of Incorporation	Incorporation Time	Percentage Ownership
Shenzhen Jiana Technology Co., Ltd. 深圳市嘉纳科技股份有限公司	People’s Republic of China	November 10, 2008	Contractual Relationship

Subsidiaries of Consolidated VIE	Place of Incorporation	Incorporation Time	Percentage Ownership
Shenzhen Jiana Technology Co., Ltd. Heyuan Branch 深圳市嘉纳科技股份有限公司河源分公司	People’s Republic of China	November 3, 2017	100% owned by VIE
Shenzhen Zhongdemei Piano Investement, LLP (formerly Shenzhen Fangrong First Real Estate Investment Co., Ltd) 深圳中德美钢琴投资企业(有限合伙)	People’s Republic of China	February 5, 2016	50% owned by VIE until March 2, 2019
Shenzhen Jiana Second Real Estate Investment Co., Ltd. 深圳嘉纳贰号地产投资企业(有限合伙)	People’s Republic of China	January 22, 2016 (deregistered on April 19, 2019)	50% owned by VIE until April 19, 2019
Shenzhen Fangrong Second Real Estate Investment, LLP 深圳房融贰号地产投资企业(有限合伙)	People’s Republic of China	February 5, 2016 (deregistered on April 19, 2019)	50% owned by VIE until April 19, 2019

Companies contractually controlled by the VIE	Place of Incorporation	Incorporation Time	Percentage Ownership
Dongyuan Mingyuan Tianyuan Investment Co., Ltd. 东源铭远田园投资有限公司	People’s Republic of China	November 15, 2017	Contractual Relationship with VIE after March 10, 2019
Shenzhen Mingyuan Investment Holding, Ltd. (formerly Shenzhen Zhongdemei Chuangke Management, Ltd.) 深圳铭远投资控股有限公司	People’s Republic of China	March 28, 2017	Contractual Relationship with VIE after February 24, 2019